Exhibit 99.1

David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC.

REPORTS THIRD-QUARTER, NINE-MONTH 2005 RESULTS

Continued Year-Over-Year Improvement in Revenue, Operations

Perris, California—November 9, 2005—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for third quarter and nine months ended September 30, 2005.

Net revenues for the quarter rose 17% to $65.6 million from $56.0 million in third-quarter last year due primarily to sales growth in California and Florida. Revenue growth was impacted by unanticipated employee turnover through July and August and the implementation of new inventory management systems and processes. Gross profit improved to $4.8 million, from $(3.0) million in third-quarter 2004, due to implementation of new management controls in 2005.

During the quarter, the company continued to experience labor turnover at an unexpected rate of approximately 30%, largely due to tight restrictions on documentation and an increased tempo in work requirements. The results of the increased turnover resulted in a volume decrease in July and significantly increased costs of training and administration for the new personnel. In addition, the new personnel and the turnover during the period resulted in significant overtime in all areas of the company. The net result of this impact for volume and increased labor was $2.8 million in additional costs.

Subsequently, overtime costs are declining as the workforce stabilized, and turnover has also been significantly reduced across all areas of the Company. Turnover across all regions is currently below 15% on an annualized basis.

In addition, two major projects in Florida exceeded estimated costs by $2.2 million. Due to the size and complexity of these projects, management reviewed the progress of these projects on a weekly basis. Throughout the quarter, it was expected that these projects would all meet budget expectations. During the quarter closing process, it was found that there were significant costs that were not reported in the prescribed manner by four project management personnel who are no longer with the Company. This incident has resulted in significant additional changes to the region including changes to management, controls, and restrictions on spending that can occur in the field.

Despite the $5 million of unexpected labor and project costs, operating income for the third quarter was $1.1 million, compared to operating losses of $9.3 million for the third quarter in 2004.

Interest expense rose to $2.2 million from $464,000 in third-quarter 2004 due primarily to higher interest rates on increased debt and penalties related to registration filing delays. The Company also recorded a non-cash charge of $6.1 million in third-quarter 2005 to reflect a revaluation of an embedded derivative liability related to the Company’s outstanding convertible note, and a $3.5 million non-cash charge in the third quarter to reflect revaluation of our outstanding warrant derivatives.

Net loss for the quarter was $10.7 million, or 66 cents per share on 16,146,000 weighted-average shares outstanding, compared to a net loss of $5.6 million after a $4.1 million income tax benefit, or 41 cents per share on 13,871,000 weighted-average shares outstanding, for third-quarter 2004. This loss is largely related to the effect of the non-cash embedded and warrant derivative valuation based upon the company’s current price for common stock. A pro-forma net loss number for the third quarter without the influence of the derivatives is $1.04 million, or $0.06 per share, compared with a net loss of $5.6 million, or $0.41 per share, for the same period in 2004. Again, this loss was larger than anticipated due to the non-recurring items listed above.

Nine-month net revenues were 25% higher at $174.4 million, compared to $140.0 million for the same period in 2004. Gross profit improved to $13.2 million, or 7.6% of revenues, from $293,000, or 0.2%, for third-quarter 2004. Selling, general, and administrative expenses were $11.2 million versus $11.0 million. The Company reported nine-month operating income of $2.1 million, compared to operating losses of $9.9 million for nine-months 2004.

Other expenses for nine months totaled $14.2 million, compared to $1.4 million for the same period in 2004. The increase in 2005 was due primarily to an increase of $5.6 million in interest expenses and approximately $7.5 million in non-cash charges, net, to account for derivative valuation adjustments.

During the third quarter, significant changes were made to operations through the company’s Lean Enterprise initiative. These changes are having a positive effect in numerous areas of the company including higher productivity, efficiency, quality, and lower turnover. Productivity on some lines has nearly doubled during the period, with further improvements continuing into the fourth quarter.

Higher productivity has started to bring backlog down across all regions in a period of increased sales, indicating that the Company is able to respond faster to customer requirements. Total backlog at quarter-end was $115 million, down from approximately $149.3 million at September 30, 2004. This backlog includes $96.9 million in California, $5.0 Million in Arizona, $4.9 million in Texas, and $8.2 million in Florida. This backlog indicates a decreased percentage of overall sales in California education, greater throughput, and postponement or cancellation of $12.7 million of California education projects. Due to the significant education funding bonds passed recently in California, it is felt that these projects will likely be reinstated in 2006.

The significant improvements in throughput and productivity have had other significant benefits. Of these, one of the more significant is that we are consolidating our two manufacturing facilities in California into one facility. This consolidation will allow for annualized cost savings of approximately $3 million with no adverse impact to revenues or throughput. Due to productivity improvements in the main facility in California, output of this facility is now higher than the output of both facilities in July. We anticipate that by joining the two facilities, we will see further improvements in productivity that will allow for further savings in labor, inventory, and overhead.

During the third quarter a robust professional development program was initiated, resulting in evaluations, assessments of personal capabilities, and identification of training and development requirements. This program is now allowing us to systematically develop the top performers within the company, and dismissing those personnel that are not performing at the necessary levels of performance. This program will result in further improvement to productivity and quality, while improving the morale of the teams. In addition, a production incentive program is currently being implemented that will further improve productivity.

Modtech Chief Executive David Buckley commented: “We are clearly disappointed with the results of the quarter due to the turnover we experienced early in the quarter and the mismanagement of the projects in Florida. We have taken the necessary actions to address these issues and feel that these situations are indicative of a turnaround in progress.

“However, we are pleased with our revenue growth, although this growth also involves a challenge to both respond to demand while improving the basics of the operation,” Buckley continued. “The improvements we continue to make throughout the company are starting to have an impact on the bottom line, and we expect improvements in operating results as we continue to make improvements in numerous other areas including; decreased turnover, increased quality, reductions in overtime, and improved morale.

“We believe that the changes we have made, and continue to make, will improve earnings and support continuing sales growth,” Buckley added. “While this turnaround is occurring at a slower rate than we initially expected, we will continue to make improvements on a regular basis that not only show in near term results, but also build for our future growth and success.”

Teleconference Information:

On Thursday, November 10, at 8 a.m. PST (11 a.m. EST), management will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the above start time. The live teleconference and archive of the call will be available via the Internet at www.earnings.com, A telephone playback will also be available for 48 hours beginning at approximately 11:30 a.m. PST on November 10. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 2281226.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data next pages]

MODTECH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$3,502,000	$11,799,000
Restricted cash - current	5,000,000	—
Contracts receivable, net	44,106,000	38,177,000
Costs and estimated earnings in excess of billings	19,733,000	9,273,000
Inventories	12,847,000	13,603,000
Income tax receivable	221,000	4,877,000
Other current assets	1,760,000	1,938,000

Total current assets	87,169,000	79,667,000

Property and equipment, net	15,110,000	15,511,000
Other assets:
Restricted cash	12,396,000	10,000,000
Goodwill	71,903,000	71,903,000
Debt issuance costs, net	3,805,000	2,068,000
Other assets	593,000	642,000

Total assets	$190,976,000	$179,791,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,222,000	$20,284,000
Accrued liabilities	27,266,000	20,850,000
Billings in excess of costs	5,031,000	4,427,000
Current revolving credit line	2,535,000	16,900,000
Current maturities of long-term debt	10,851,000	5,000,000

Total current liabilities	72,905,000	67,461,000
Long-term debt, excluding current portion	24,337,000	19,756,000

Total liabilities	97,242,000	87,217,000

Shareholders’ equity:
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 17,054,719 and 14,479,082 in 2005 and 2004, respectively	170,000	145,000
Additional paid-in capital	96,842,000	83,575,000
Retained loss	(3,278,000)	8,854,000

Total shareholders’ equity	93,734,000	92,574,000

	$190,976,000	$179,791,000

MODTECH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$65,576,000	$55,950,000	$174,411,000	$139,987,000
Cost of goods sold	(60,805,000)	(58,973,000)	(161,237,000)	(139,694,000)

Gross profit (loss)	4,771,000	(3,023,000)	13,174,000	293,000
Selling, general, and administrative expenses	3,710,000	6,389,000	11,150,000	10,992,000
(Gain) loss on sale of property and equipment	5,000	(137,000)	(57,000)	(757,000)

Income (loss) from operations	1,056,000	(9,275,000)	2,081,000	(9,942,000)

Other income (expense):
Interest expense, net	(2,191,000)	(464,000)	(7,028,000)	(1,448,000)
Loss on embedded derivatives	(6,112,000)	—	(4,009,000)	—
Loss on warrant derivatives	(3,500,000)	—	(3,500,000)	—
Other, net	91,000	16,000	324,000	43,000

	(11,712,000)	(448,000)	(14,213,000)	(1,405,000)

Loss before income taxes	(10,656,000)	(9,723,000)	(12,132,000)	(11,347,000)
Income tax benefit	—	(4,084,000)	—	(4,766,000)

Net loss	(10,656,000)	(5,639,000)	(12,132,000)	(6,581,000)
Basic and diluted loss per common share	$(0.66)	$(0.41)	$(0.80)	$(0.48)

Basic and diluted weighted-average shares outstanding	16,146,000	13,871,000	15,218,000	13,812,000

MODTECH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(12,132,000)	$(6,581,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,059,000	1,748,000
Gain on sale of property and equipment	(57,000)	(757,000)
Non-cash interest expense	900,000	—
Non-cash loss on embedded derivatives	4,009,000	—
Non-cash loss on warrant derivatives	3,500,000
Accretion on convertible debt discount	793,000	—
(Increase) decrease in assets:
Contracts receivable	(5,929,000)	(13,655,000)
Costs and estimated earnings in excess of billings	(10,460,000)	(8,225,000)
Inventories	756,000	(7,824,000)
Due from affiliates	—	1,867,000
Income tax receivable	4,956,000	—
Other current and non-current assets	188,000	1,872,000
Increase (decrease) in liabilities
Accounts payable	6,938,000	19,456,000
Accrued liabilities	(3,698,000)	1,980,000
Billings in excess of costs	603,000	1,165,000

Net cash used in operating activities	(7,574,000)	(8,954,000)

Cash flows from investing activities:
Proceeds from sale of property and equipment	109,000	2,405,000
Purchase of property and equipment	(965,000)	(1,211,000)

Net cash (used in) provided by investing activities	(856,000)	1,194,000

Cash flows from financing activities:
Net principal (payments) borrowings under revolving credit line	(21,412,000)	15,500,000
Principal payments on long-term debt	(12,104,000)	(6,250,000)
Proceeds from issuance of long-term debt	27,898,000	—
Increase in restricted cash	(7,396,000)	—
Payment of debt issuance costs	(2,313,000)	(235,000)
Series A dividend payment	—	(221,000)
Net proceeds from issuance of common stock	15,460,000	197,000

Net cash provided by financing activities	133,000	8,991,000

Net (decrease) increase in cash and cash equivalents	(8,297,000)	1,231,000
Cash and cash equivalents at beginning of period	11,799,000	1,122,000

Cash and cash equivalents at end of period	$3,502,000	$2,353,000

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